Exhibit 5.2

505 Montgomery Street, Suite 2000
San Francisco, California 94111-6538
Tel: +1.415.391.0600 Fax: +1.415.395.8095
www.lw.com

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August 7, 2012	Dubai	Rome

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BRE Properties, Inc. 525 Market Street, 4th Floor San Francisco, CA 94105	Milan

Re:	BRE Properties, Inc. Registration Statement No. 333-170388; $300,000,000 of 3.375% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special counsel to BRE Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance of $300,000,000 aggregate principal amount of 3.375% Senior Notes due 2023 (the “Notes”) under an indenture dated as of June 23, 1997, as amended by a first supplemental indenture dated as of April 23, 1998, a second supplemental indenture dated as of August 15, 2006 and a third supplemental indenture dated as of November 3, 2006 (collectively, the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Trust Company, N. A., as successor in interest to the predecessor trustees), as trustee, and an officers’ certificate to be dated as of August 13, 2012 pursuant to the Indenture setting forth the terms of the Notes (the “Officers’ Certificate”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2010 (Registration No. 333-170388) (as so filed and as amended, the “Registration Statement”), a base prospectus dated November 5, 2010 (the “Base Prospectus”), a preliminary prospectus supplement dated August 6, 2012 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated August 6, 2012 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated August 6, 2012 between J.P. Morgan Securities LLC, RBS Securities Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes.

August 7, 2012

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, and (f) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Officers’ Certificate and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto including the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

August 7, 2012

With your consent, we have also assumed that the Company is validly existing and in good standing under the laws of the State of Maryland and has the power and authority to execute, deliver and perform its obligations under the Documents to which it is a party.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 7, 2012 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP